Exhibit 99.(e)(13)

SUPPLEMENTAL INDENTURE NO. 4

This SUPPLEMENTAL INDENTURE NO. 4, dated as of [               ,] 2013 (the “Supplemental Indenture”), between AMERICAN STORES COMPANY, LLC, a Delaware limited liability company and formerly a corporation incorporated under the laws of the State of Delaware, known as AMERICAN STORES COMPANY (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, successor trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, American Stores Company and the original trustee, The First National Bank of Chicago, entered into the Indenture, dated as of May 1, 1995 (the “Indenture”), providing for the issuance of the unsecured debentures, notes and other evidences of indebtedness of American Stores Company;

WHEREAS, pursuant to Supplemental Indenture No. 1, dated as of January 23, 2004, the Company expressly assumed the obligations of American Stores Company under the Indenture;

WHEREAS, pursuant to Supplement Indenture No. 2, dated as of July 6, 2005, the Company caused its then parent corporation, Albertson’s, Inc., a Delaware company to Guaranty the obligations of the Company under the Indenture;

WHEREAS, on June 3, 2006 and as part of the sale of assets, operations and entities of the Guarantor, the Guarantor converted to Albertson’s LLC, a Delaware limited liability company and was acquired by private investors, while a number of the Guarantor’s assets, operations and entities, including the Company, were transferred to Guarantor’s subsidiary New Albertson’s, Inc., which itself, on the same date, subsequently merged with and into SUPERVALU INC. a Delaware company;

WHEREAS, pursuant to Supplemental Indenture No. 3, dated as of July 21, 2008, the Issuer added Section 3.11 to the Indenture to provide for the assignment of the Parent Guarantee to SUPERVALU INC.;

WHEREAS, as of the date of this Supplemental Indenture, the following debentures and notes of the Company (collectively referred to herein as the “Securities”) have been issued under the Indenture and are outstanding: (i) 8.0% Debentures due June 1, 2026; (ii) 7.9% Debentures due 2017; (iii) 7.5% Debentures due 2037; and (iv) 7.1% Medium Term Notes, Series B, due March 20, 2028;

WHEREAS, Section 8.1 of the Indenture provides, among other things, that the Issuer and the Trustee may enter into a supplemental indenture without the consent of the Securityholders to add to the covenants of the Issuer such further covenants, restrictions, conditions or provisions as the Issuer and the Trustee shall consider to be for the protection of the Securityholders; and

WHEREAS, in accordance with Section 8.1 of the Indenture, the Issuer wishes to enter into this Supplemental Indenture to add a provision to the Indenture that is for the protection of the Securityholders.

NOW, THEREFORE, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Securityholders as follows:

ARTICLE I

ADDITIONAL COVENANT

Section 1.1                                    Amendment to the Indenture.  The first paragraph of Section 2.3 shall be amended and restated in its entirety as follows:

“Section 2.3.                           Amount Unlimited; Issuable in Series.  The aggregate principal amount of Securities which may be authenticated and delivered under this Indenture is unlimited; provided, however, that after [             , 2013] and until the date on which the Guarantee provided pursuant to Section 3.10 of this Indenture (as assigned to and assumed by SUPERVALU INC. pursuant to that certain Assignment and Assumption Agreement, dated as of July 21, 2008) is released or terminated, no further Securities may be authenticated and delivered under this Indenture without the prior written consent of SUPERVALU INC., other than in connection with the transfer or exchange of Securities, or the exchange and substitution of any mutilated, defaced, destroyed, lost or stolen Securities. “

Section 1.2                                    Trustee’s Acceptance.  The Trustee hereby accepts the Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

MISCELLANEOUS

Section 2.1                                    Defined Terms; Effect of Supplemental Indenture.  Capitalized terms used herein but not otherwise defined have the meanings given to them in the Indenture.  Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of a Security heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.2                                    Indenture Remains in Full Force and Effect.  Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3                                    Indenture and Supplemental Indenture Construed Together.  This Supplement Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.4                                    Confirmation and Preservation of Indenture.  The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.5                                    Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, such provision of the TIA shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 2.6                                    Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7                                    Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities; provided, however, that SUPERVALU INC. shall be a third-party beneficiary of Section 2.3 of the Indenture.

Section 2.8                                    Successors.  All agreements of the Company in this Supplemental Indenture shall bind its successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.9                                    Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct of or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.10                             Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.11                             Countersigned and Multiple Originals.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Supplemental Indenture.

Section 2.12                             Headings.  The Article and Section headings herein have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 3 to be duly executed as of the date first written above.

AMERICAN STORES COMPANY, LLC

By:	NEW ALBERTSON’S, INC.
its sole member

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title: